PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(2)
(To Prospectus Dated November 21, 2008)	Registration No. 333-155601
$75,000,000
Kansas City Southern
Common Stock
     Pursuant to the ATM Equity OfferingSM* Sales Agreement entered into between us and Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, which was filed as an exhibit to our current report on Form 8-K filed with the Securities and Exchange Commission, or the Commission, on May 1, 2009 and is incorporated by reference herein, we sold 3,204,900 shares of our common stock, par value $0.01, in open market transactions between April 27, 2009 and July 31, 2009 through Merrill Lynch acting as our agent, at an average sales price of $16.38 per share, for aggregate gross proceeds of approximately $52,496,262. In addition, pursuant to the Stock Purchase Agreement entered into between us and certain institutional investors, which was filed as an exhibit to our current report on Form 8-K filed with the Commission on August 3, 2009 and is incorporated by reference herein, we sold on August 3, 2009, 1,125,308 shares of our common stock to certain institutional investors at a sales price of $20.00 per share, for aggregate gross proceeds of approximately $22,506,160. Our aggregate net proceeds from such sales, after deducting commissions and other offering expenses, were approximately $73,913,160. The offering of shares pursuant to the ATM Sales Agreement and Stock Purchase Agreement is now complete.
     Our common stock is listed on the New York Stock Exchange under the symbol “KSU.” The last reported sale price of our common stock on the New York Stock Exchange on August 3, 2009 was $21.57 per share.
     Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page S-4 of the prospectus supplement dated August 3, 2009 and in the documents incorporated by reference therein, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or determined that this prospectus supplement or the attached prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is August 4, 2009.
* ATM Equity Offering is a service mark of Merrill Lynch & Co., Inc.